FOR IMMEDIATE RELEASE

Lear Contacts:
Alicia Davis
(248) 447-1781

Ed Lowenfeld
(248) 447-4380

Lear Reports First Quarter 2020 Results

SOUTHFIELD, Mich., May 8, 2020 -- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today reported results for the first quarter 2020.

First Quarter 2020 Highlights

•	Sales of $4.5 billion, compared to $5.2 billion in the first quarter of 2019

•	Net income of $76 million and adjusted net income of $124 million, compared to $229 million and $253 million, respectively, in the prior year

•	Core operating earnings of $205 million, compared to $378 million in the first quarter of 2019

•	Estimated negative impact of COVID-19 on Lear’s sales and core operating earnings in the first quarter of 2020 was approximately $900 million and $200 million, respectively

•	Earnings per share of $1.26 and adjusted earnings per share of $2.05, compared to $3.73 and $4.00, respectively, in the first quarter of 2019

•	Net cash provided by operating activities of $222 million and free cash flow of $113 million, compared to $52 million and $(71) million, respectively, in the first quarter of 2019

•	Cash and cash equivalents at quarter end of $2.45 billion and total available liquidity of $3.2 billion; cash balance reflects $1 billion draw on revolving credit facility

•	Refinanced $650 million aggregate principal amount of 2025 senior notes through the issuance of new senior notes due in 2030 and additional senior notes due in 2049

•	Extended maturity of $1.75 billion revolving credit facility to August 2024

•	Adjusted capacity at certain plants to produce personal protective equipment for donations to hospitals and first responders, as well as for internal use

“The COVID-19 pandemic has taken a tremendous toll on people around the globe, and Lear’s deepest sympathies go out to all those who have been impacted by this crisis. I am proud that Lear has been at the forefront in supporting pandemic relief efforts through the manufacture and donation of masks and other personal protective equipment to hospital staff and first responders. We will continue to lend our support to communities in need as this humanitarian crisis unfolds.

“Our first quarter financial results were significantly impacted by production disruptions stemming from the COVID-19 pandemic. We experienced plant shutdowns in China beginning in late January that were followed by shutdowns of almost all our global operations outside of China beginning in mid- to late-March. Excluding the impact of COVID-19, Lear’s results reflect solid financial performance in both of

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our business segments. While significant near-term challenges remain, I am confident in the strength of our underlying business, long-term competitive position and liquidity,” said Ray Scott, Lear’s President and CEO.

First Quarter Financial Results
(in millions, except per share amounts)

	2020	2019
Reported
Sales	$4,457.7	$5,160.1
Net income	$76.4	$228.9
Earnings per share	$1.26	$3.73

Adjusted (1)
Core operating earnings	$204.9	$378.2
Adjusted net income	$124.1	$252.7
Adjusted earnings per share	$2.05	$4.00

Industry disruptions related to the COVID-19 pandemic during the first quarter impacted operations in all our major markets. Global vehicle production declined by 23% compared to a year ago, with China down 47%, Europe down 19% and North America down 10%.

Sales in the first quarter decreased 14% to $4.5 billion. Excluding the impact of foreign exchange and acquisitions, sales were down 12%, reflecting production declines related to the COVID-19 pandemic, partially offset by the addition of new business. Sales growth over market in the first quarter was 11%.

Core operating earnings were $205 million, or 4.6% of sales, compared to $378 million, or 7.3% of sales, in 2019.  The decline in margins reflects the decrease in industry production. In the Seating segment, margins and adjusted margins were 5.5% and 6.0% of sales, respectively.  In the E-Systems segment, margins and adjusted margins were 3.0% and 4.8% of sales, respectively. Excluding the estimated impact of COVID-19, adjusted margins in each business segment would have exceeded 8%.

Earnings per share were $1.26.  Adjusted earnings per share were $2.05, down from $4.00 in 2019, reflecting lower operating earnings.

In the first quarter of 2020, net cash provided by operating activities was $222 million, and free cash flow(1) was $113 million.

(1) For more information regarding our non-GAAP financial measures, see "Non-GAAP Financial Information" below.

COVID-19 Response and Update

Lear’s operations in China were the first to be impacted by COVID-19, and most of our plants in the country were closed for several weeks during the quarter. By the end of the quarter, all of our operations in China were open, and capacity utilization was increasing. Beginning in mid-March, our operations in Europe, North America, South America and Asia (excluding China) were impacted, with virtually all plants closed at the end of the quarter and closures continuing throughout April and, in most cases, into May. While manufacturing has resumed at certain locations in Europe and North America, production levels at these facilities are currently well below capacity. As a result, second quarter sales, earnings and cash flows are expected to be materially impacted.

During the COVID-19 pandemic, Lear’s top priority is ensuring the health and safety of our employees, and we have taken several steps toward this end, including restricting business travel, preventing visitors from entering Company facilities, enhancing disinfection of work areas, promoting social distancing and requiring office employees to work from home.

Lear is taking proactive steps to plan for the safe return to work for our plant and office employees in regions currently subject to shut downs. Building on lessons learned in China, Lear created a Safe Work Playbook to ensure employees feel safe, prepared and informed when they return to work. The Playbook outlines practical guidelines for creating a safe workplace and offers insights into navigating COVID-19-related operational challenges. The Safe Work Playbook was published on Lear’s website at Lear.com to share with all organizations dealing with COVID-19.

Lear is also working closely with our global customers and supply chain to help the industry prepare for the challenges associated with restarting manufacturing facilities. As part of these efforts, the Company has embarked on a comprehensive evaluation of its supply base to identify and address any gaps that could impact the restarting of production. Utilizing its global operational expertise, Lear is also providing support to government agencies and industry trade groups and advising state and local government leaders on best practices related to safely and efficiently resuming production.

Balance Sheet, Liquidity and Capital Allocation

The Company ended the first quarter with cash and cash equivalents of $2.45 billion and total liquidity of $3.2 billion and has no significant near-term debt maturities. To preserve liquidity and ensure its financial flexibility, Lear has proactively taken the following steps.

•
Took advantage of favorable conditions in the debt markets in February to extend its debt maturities and reduce its borrowing costs. The Company issued $350 million of bonds due in 2030 and $300 million of bonds due in 2049 and used the proceeds to fully redeem $650 million of its 2025 bonds. Lear also extended the maturity of its $1.75 billion revolving credit facility to 2024

•	Drew down $1 billion from its $1.75 billion revolving credit facility

•	Suspended share repurchases under its share repurchase program. Prior to the suspension, the Company repurchased $70 million of stock during the first quarter of 2020

•
Suspended its cash dividend beginning in the second quarter of 2020. The Company’s previously announced cash dividend of $0.77 per common share paid on March 18, 2020, was not affected by the suspension

•	Reduced capital expenditures

•	Eliminated discretionary spending

•	Aggressively managed inventory and working capital

•	Instituted pay deferrals for salaried staff, including a 20% salary deferral for all U.S. and Canadian salaried employees and similar actions in other countries

•	In addition to a 20% salary deferral, reduced CEO salary by 10% and other named executive officers’ salaries by 5%, in both cases for the remainder of the year

•	Implemented pay reductions for members of the Board of Directors, including a 25% reduction in cash retainer fees for the remainder of the year

•	Suspended retirement plan contributions in the United States

•	Implemented temporary layoffs for hourly factory workers

•	Focused on utilizing government incentive programs around the world, including those allowing for VAT and payroll tax deferrals until 2021 and 2022

The Company believes it has adequate liquidity to meet its cash needs for the foreseeable future and is fully prepared to take further actions as needed.

2020 Financial Outlook

On March 26, 2020, the Company withdrew its previously issued full year 2020 guidance. At this time, Lear is not providing 2020 guidance due to the significant level of business uncertainty caused by the COVID-19 pandemic.

First Quarter 2020 Conference Call and Webcast Information

A conference call and webcast will be held to discuss Lear’s first quarter 2020 financial results and related matters on May 8, 2020, at 8:30 a.m. EDT. The webcast link for the conference call will be available through Lear’s investor relations webpage at ir.lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international) with Conference I.D. 4796123. The webcast replay will be available two hours following the call.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “adjusted net income attributable to Lear” (adjusted net income), “adjusted diluted net income per share available to Lear common stockholders” (adjusted earnings per share) and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, losses on the extinguishment of debt, gains and losses on the disposal of fixed assets, gains and losses on the consolidation and deconsolidation of affiliates and the non-service cost components of net periodic benefit cost. Adjusted net income represents net income attributable to Lear adjusted for restructuring costs and other special items, including the tax effect thereon. Adjusted earnings per share represents diluted net income per share available to Lear common stockholders adjusted for the redeemable noncontrolling interest adjustment, restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by operating activities, less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted net income and adjusted earnings per share are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company's core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company's results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted net income, adjusted earnings per share and free cash flow should not be considered in isolation or as a substitute for net income attributable to Lear, diluted net income per share available to Lear common stockholders, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, the impact of COVID-19 on the Company’s business and the global economy, commodity prices, the impact of restructuring actions and the Company's success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company's sales backlog. The Company's sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The Company enters into contracts with its customers to provide production parts generally at the beginning of a vehicle’s life cycle. Typically, these contracts do not provide for a specified quantity of production, and many of these contracts may be terminated by the Company’s customers at any time. Therefore, these contracts do not represent firm orders. Further, the calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Our diverse team of talented employees in 39 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks #147 on the Fortune 500. Further information about Lear is available at lear.com, or follow us on Twitter @LearCorporation.

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Month Period Ended
	April 4, 2020	March 30, 2019
Net sales	$4,457.7	$5,160.1

Cost of sales	4,123.5	4,686.9
Selling, general and administrative expenses	143.7	148.3
Amortization of intangible assets	17.1	12.7
Interest expense	24.4	20.9
Other expense, net	40.5	4.4

Consolidated income before income taxes and equity in net income of affiliates	108.5	286.9

Income taxes	26.5	43.1
Equity in net income of affiliates	(1.6)	(2.3)

Consolidated net income	83.6	246.1
Net income attributable to noncontrolling interests	7.2	17.2

Net income attributable to Lear	$76.4	$228.9

Diluted net income per share available to Lear common stockholders	$1.26	$3.73

Weighted average number of diluted shares outstanding	60.7	63.1

Lear Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	April 4, 2020	December 31, 2019
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$2,449.1	$1,487.7
Accounts receivable	2,472.1	2,982.6
Inventories	1,324.3	1,258.2
Other	663.0	678.2
	6,908.5	6,406.7
Long-Term:
PP&E, net	2,608.4	2,704.2
Goodwill	1,592.2	1,614.3
Other	1,913.2	1,955.5
	6,113.8	6,274.0

Total Assets	$13,022.3	$12,680.7

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$9.6	$19.2
Revolving credit facility borrowings	1,000.0	—
Accounts payable and drafts	2,496.5	2,821.7
Accrued liabilities	1,826.7	1,811.2
Current portion of long-term debt	15.7	14.1
	5,348.5	4,666.2
Long-Term:
Long-term debt	2,306.8	2,293.7
Other	1,070.2	1,101.3
	3,377.0	3,395.0

Redeemable noncontrolling interest	113.5	118.4

Equity	4,183.3	4,501.1

Total Liabilities and Equity	$13,022.3	$12,680.7

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	April 4, 2020	March 30, 2019
Net Sales
North America	$1,881.2	$1,876.1
Europe and Africa	1,752.6	2,171.4
Asia	676.3	955.7
South America	147.6	156.9
Total	$4,457.7	$5,160.1

Content per Vehicle [1]
North America	$495	$443
Europe and Africa	$374	$373

Free Cash Flow [2]
Net cash provided by operating activities	$222.3	51.6
Capital expenditures	(109.1)	(122.8)
Free cash flow	$113.2	$(71.2)

Depreciation and Amortization	$130.5	$123.6

Diluted Shares Outstanding at end of Quarter [3]	60,207,134	62,768,314

Core Operating Earnings [2]
Net income attributable to Lear	$76.4	$228.9
Interest expense	24.4	20.9
Other expense, net	40.5	4.4
Income taxes	26.5	43.1
Equity in net income of affiliates	(1.6)	(2.3)
Net income attributable to noncontrolling interests	7.2	17.2
Restructuring costs and other special items -
Costs related to restructuring actions	34.0	55.9
Acquisition costs	—	1.0
Favorable tax ruling in a foreign jurisdiction	—	(1.5)
Other	(2.5)	10.6
Core operating earnings	$204.9	$378.2

Adjusted Net Income Attributable to Lear [2]
Net income available to Lear common stockholders	$76.4	$235.6
Redeemable noncontrolling interest	—	(6.7)
Net income attributable to Lear	76.4	228.9

Restructuring costs and other special items -
Costs related to restructuring actions	34.0	55.9
Acquisition costs	—	1.0
Favorable tax ruling in a foreign jurisdiction	—	(2.0)
Loss on extinguishment of debt	21.1	—
Other	3.2	6.1
Tax impact of special items and other net tax adjustments [4]	(10.6)	(37.2)
Adjusted net income attributable to Lear	$124.1	$252.7

Weighted average number of diluted shares outstanding	60.7	63.1

Diluted net income per share available to Lear common stockholders	$1.26	$3.73

Adjusted earnings per share	$2.05	$4.00

[1]Content per Vehicle for 2019 has been updated to reflect actual production levels.

[2]See "Non-GAAP Financial Information" included in this press release.

[3]Calculated using stock price at end of quarter.

[4]Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except margins)

	Three Months Ended
	April 4, 2020	March 30, 2019
Adjusted Segment Earnings

Seating
Net sales	$3,366.6	$3,913.7

Segment earnings	$186.1	$252.3
Costs related to restructuring actions	13.3	46.2
Favorable tax ruling in a foreign jurisdiction	—	(1.5)
Other	1.9	0.3
Adjusted segment earnings	$201.3	$297.3

Adjusted segment margins	6.0%	7.6%

E-Systems
Net sales	$1,091.1	$1,246.4

Segment earnings	$32.4	$128.3
Costs related to restructuring actions	20.7	9.5
Other	(0.4)	2.5
Adjusted segment earnings	$52.7	$140.3

Adjusted segment margins	4.8%	11.3%